EXHIBIT 99


COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                    NEWS RELEASE
PUBLIC RELATIONS                HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
---------------------

    COMPAQ ANNOUNCES AMENDMENT TO SHOPPING.COM TENDER OFFER; REDUCES PRICE TO
                               $18.25 PER SHARE

     HOUSTON, JANUARY 21, 1999 - Compaq Computer Corporation (NYSE:CPQ) announced today that its tender offer to purchase all of the outstanding shares of common stock, no par value, of Shopping.com (OTC:IBUY) as described in the Offer to Purchase dated January 15, 1999 has been amended.

     The new offer reflects a revised offer price of $18.25 per share as compared to Compaq's original offer of $19.00 per share. The reduction in price was negotiated between Compaq and Shopping.com following the disclosure by Shopping.com of additional information, including information regarding the number of shares of common stock and convertible securities outstanding. Compaq is mailing today a supplemental letter to all shareholders of Shopping.com describing this amendment.

     The board of directors of Shopping.com continues to endorse the offer and recommend that the shareholders of Shopping.com accept the offer from Compaq and tender their shares of common stock to Compaq pursuant to the offer.

COMPANY BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, networking and communication products, commercial desktop and portable products and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations are available by calling 1-800-345-1518.

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Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further information, contact:
Compaq Computer Corporation     Jim Finlaw                 281-514-6137
                                jim.finlaw@compaq.com

Compaq Computer Corporation     Alan E. Hodel              281-518-8932
                                alan.hodel@compaq.com

Compaq Computer Corporation     Investor Relations         281-514-9549
Compaq Computer Corporation     Investor Relations Fax     800-433-2391